Nasdaq Confirms Pingtan’s Continued Listing and Compliance

with All Quantitative Listing Requirements

FUZHOU, China, July 11, 2013 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan,” or the “Company”) an integrated marine services company providing territorial sea fishing and dredging services in the People’s Republic of China (PRC), today announced that the Company received a letter from the Nasdaq Listing Qualifications Panel (the “Panel”) stating that it has concluded that the Company has demonstrated compliance with all applicable listing requirements. Accordingly, the listing review has been closed.

Pingtan’s Chairman and CEO, Mr. Xinrong Zhou, stated, “We are very pleased with the recent ruling by Nasdaq and are focused on increasing shareholder value by continuing to grow our business, delivering profitable results, and generating free cash flow. We look forward to keeping all investors apprised of our progress.”

About Pingtan

Pingtan is a marine enterprises group, engaging in dredging services and ocean fishing through two wholly-owned subsidiaries, China Dredging Group, or CDGC, and Merchant Supreme, and their respective PRC operating subsidiaries, Fujian Xing Gang Port Service Co., Ltd., or Fujian Service, PingTan XingYi Port Service Co., Ltd., or PingTan XingYi and Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of high quality seafood in the PRC.

Fujian Service provides specialized dredging services exclusively to the PRC marine infrastructure market and is, based on the number and capacity of the dredging vessels it operates, one of the leading independent (not state-owned) providers of such services in the PRC. Since its inception, it has functioned exclusively as a specialist subcontractor, performing dredging services for other companies licensed to function as general contractors. PingTan XingYi’s Build-Transfer (“BT”) strategy, commenced in 2012, is expected to expand the pipeline and provide more control over its projects as it assumes the role of a general contractor.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Definitive Proxy Statement. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

Pingtan Marine Enterprise, Ltd.	Page 2
July 11, 2013

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS:

The Equity Group Inc.

Adam Prior, Senior Vice President

(212) 836-9606

aprior@equityny.com

In China

Katherine Yao, Associate

86 10 6587 6435

kyao@equityny.com